UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2012

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12671 High Bluff Drive, Suite 200, San Diego, CA 92130

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 12, 2012, Zogenix, Inc. (the “Company”) entered into an Office Sublease (the “Sublease”) with Relational Investors, LLC to lease approximately 13,124 rentable square feet of office space from Relational Investors on the 6th floor of the building located at 12400 High Bluff Drive, Suite 650, San Diego, California 92130. The Company intends to use the subleased premises as its new corporate headquarters, and the new space will replace the Company’s former San Diego office lease of approximately 12,929 rentable square feet expiring in April 2012. The space is leased to Relational Investors by Kilroy Realty, L.P. (“Kilroy”) under an office lease dated as of June 1, 2004, as amended (the “Master Lease”). On April 13, 2012, Kilroy consented to the entry into the Sublease by the Company and Relational Investors, which date is the effective date of the Sublease.

The term of the Sublease is expected to commence on April 23, 2012 and will expire on November 27, 2014. The initial base rent will be $34,122.40 per month, with rent being abated for the second, third and fourth months of the Sublease term. The base rent will increase approximately 3% on a yearly basis throughout the term. The Sublease also requires the Company to pay, following the first 12 lease months, additional rent consisting of a portion of common area and pass-through expenses in excess of base year amounts.

The Sublease also contains customary provisions allowing Relational Investors to terminate the Sublease if the Company is rendered insolvent or has failed to remedy a breach of any of its obligations under the Sublease within time periods specified in the Sublease. Kilroy may also terminate the Sublease if Relational Investors is in default of the Master Lease or if the Master Lease is terminated.

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The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by the Sublease, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: April 17, 2012	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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